Exhibit 99.1

Teladoc Health Appoints Susan Salka, Experienced Healthcare Executive, to Its Board of Directors
NEW YORK, March 30, 2026 -- Teladoc Health (NYSE: TDOC), the global leader in virtual care, today announced the appointment of Susan Salka to its board of directors, effective immediately. Ms. Salka is the former president and CEO of AMN Healthcare Services, a provider of healthcare workforce technology solutions and staffing services to healthcare facilities across the US. She joins following the retirements of Eric Evans and Thomas McKinley and the appointment of Michael Smith. She will serve on the board’s audit and compensation committees.
“Susan brings a powerful combination of healthcare leadership and governance experience to the Board,” said Kenneth H. Paulus, non‑executive Chairman of the Teladoc Health board. “We will benefit from her insights on care delivery transformation as the company drives health outcomes at scale and creates durable value.”
During her 33-year tenure at AMN Healthcare, Ms. Salka was one of the driving forces behind the company's strategic and operational success. AMN pioneered the evolution of workforce solutions and made 26 acquisitions to meet the changing needs of clients, transforming the company and growing revenue to over $5 billion.
Ms. Salka currently serves on the board of Parexel International and previously served on the boards of McKesson Corporation, Beckman Coulter and Playtex Products. She holds an MBA in Finance from San Diego State University and a BA in Accounting and Economics from Chadron State College.
“Integrated, outcomes focused care is central to creating lasting value in healthcare,” said Salka. “Teladoc Health is an innovative leader and I look forward to contributing strategic and operational perspectives on the company’s next phase of growth.”
About Teladoc Health
Teladoc Health (NYSE: TDOC) is the global leader in virtual care. The company is delivering and orchestrating care across patients, care providers, platforms, and partners — transforming virtual care into a catalyst for how better health happens. Through our relationships with health plans, employers, providers, health systems and consumers, we are enabling more access, driving better outcomes, extending provider capacity and lowering costs. Learn more at teladochealth.com.
Investors:
Michael Minchak
IR@teladochealth.com
617-444-9612

Media:
Lou Serio
PR@teladochealth.com
202-569-9715